Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Letter of Intent for the Topsides on the Second MinDOC T3 Hull

HOUMA, La.--(BUSINESS WIRE)--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced it has received, through Gulf Island, L.L.C., a letter of intent from Bluewater Industries, Inc., who has contracted with ATP Oil & Gas Corporation (“ATP”), for the topsides on the second MinDOC T3 hull for ATP’s Telemark Hub deepwater development project. Contract terms have not been finalized, but it is anticipated that the estimated contract value and associated man-hours on the second topsides will be included in Gulf Island Fabrication, Inc.’s backlog for the quarter ended June 30, 2008.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), SPARs, FPSOs and MinDOCs, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo onshore, and offshore scaffolding and piping insulation services and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100